EXHIBIT 5

                     LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
                              125 West 55th Street
                             New York, NY 10019-5389


                                                                   June 29, 1998


New Century Energies, Inc.
1225 17th Street
Denver, Colorado 80202


Ladies and Gentlemen:

     We have acted as counsel for New Century Energies, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), which the Company proposes to file with the Securities and Exchange Commission on or shortly after the date hereof under the Securities Act of 1933, as amended, with respect to 2,000,000 additional shares of Common Stock, $1.00 par value, of the Company (the "Common Stock") and the related rights to purchase from the Company, for each share of the Common Stock, one one-hundredth of a share of Series A Junior Participating Preferred Stock (the "Purchase Rights"), pursuant to the Rights Agreement, dated August 1, 1997 between the Company and The Bank of New York (the "Rights Plan"), to be issued pursuant to the New Century Energies, Inc. Employee Investment Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees, the New Century Energies, Inc. Employees' Savings and Stock Ownership Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees and the New Century Energies, Inc. Employees' Savings and Stock Ownership Plan for Non-Bargaining Unit Employees (the "Plans").

     In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and upon inquiries of Company representatives.

     Based upon the foregoing, and subject to the qualifications and limitations set forth in this letter, we are of the opinion that:

     1. Upon issuance, delivery and payment therefor in accordance with the terms of the Plans, the Common Stock will be validly issued, fully paid and non-assessable; and

     2. When the Purchase Rights are issued in accordance with the terms of the Plans and the Rights Plan, the Purchase Rights will be validly issued.

     This opinion is limited to the Delaware General Corporation Law, the laws of the State of Colorado and the Federal laws of the United States.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein.

                                      Very truly yours,



                                      LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.